Exhibit 10.13

AMENDED AND RESTATED
AGREEMENT OF EMPLOYMENT

THIS AMENDED AND RESTATED AGREEMENT OF EMPLOYMENT (the “Agreement”) is made as of the 20th day of February, 2007 (the “Effective Date”), by and between Vipin K. Garg (hereinafter referred to as the “Employee”), and Tranzyme, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, the Company and Employee are parties to that certain Agreement of Employment, dated August     , 2000 (the “Prior Agreement”); and

WHEREAS, the Company desires to enter into this Agreement embodying the terms of Employee’s continued employment with the Company, and Employee desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement; and

WHEREAS, Employee acknowledges that the restrictions against competition, restrictions against disclosures of certain information, the provisions regarding ownership of intellectual property and the other agreements set forth in this Agreement have constituted a substantial inducement to the Company to enter into this Agreement, and that none of such restrictions or agreements set forth in the Agreement will be unduly burdensome.

NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.             Employment.  The Company hereby employs Employee as its President and Chief Executive Officer, and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement.

2.             Term of Employment.  The Company will employ Employee, and Employee agrees to remain in the full-time employ of the Company, for an initial period of three (3) years commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Term”), subject to earlier termination in accordance with Section 6 below.  The Employment Term shall automatically renew itself thereafter (assuming no prior termination) for additional successive periods of one (1) year unless terminated by either party upon written notice (a “Notice of Non-Renewal”) at least sixty (60) days prior to the expiration of the then-current Employment Term.

3.                                       Duties of Employee.

(a)           Employee shall devote his full time, attention and energies to performance of his duties hereunder as directed by the Board of Directors, and further agrees at all such times to act in a manner consistent with Company interests, and to perform such duties ably, faithfully and diligently. Employee shall be permitted to engage in family, civic, charitable and other non-commercially oriented activities but shall not engage in any outside work and/or commercially oriented activities which will materially affect, impede, prohibit, or restrict his abilities to perform his obligations under this Agreement.  Employee shall provide written notice to the Board of Directors of the Company prior to engaging in any such outside work or commercially oriented activity, and permission to engage in any such work or activity shall be granted solely in the discretion of the Board of Directors.  Employee shall have the ability to engage in activities which are primarily personal investment activities and are not related to the business of the Company, provided, further, no such activity shall interfere, in any material respect, with the Employee’s obligations under this Agreement.

(b)           Employee shall be the senior employee in the Company and shall report directly to the Board of Directors.  The Board of Directors shall have the power to direct, control and supervise the duties of Employee under this Agreement, as well as the manner of Employee’s performance of such duties; provided, however, that the Board of Directors shall not impose or permit to be imposed on its behalf any duties or constraints of any kind that are unreasonable, that are inconsistent with Employee’s role and duties as President and Chief Executive Officer of the Company or that would require Employee to violate any law or applicable government rule or regulation.

4.                                       Compensation.

(a)           Salary.  As Employee’s salary for all services rendered to the Company during the term of this Agreement, in whatever capacity rendered, Employee shall receive an annual base salary of Two Hundred Seventy Thousand Dollars ($270,000), payable in biweekly installments (“Base Salary”).  The Company may, with the approval of the Board of Directors, increase, but not decrease, Base Salary at such times and in such amount as the Company deems appropriate.  The Company hereby agrees to conduct an annual review, which shall occur approximately every twelve months from the Effective Date.  In preparation for such review, the Company will consider whether an increase in salary is appropriate, based upon Employee performance and Company performance.

(b)           Bonus.  Employee shall be eligible to receive an annual bonus with a target amount equal to thirty-five percent (35%) of his annual Base Salary, with the actual amount determined based upon the achievement of certain milestones identified by the Board of Directors in consultation with the Employee.  The amount of all bonuses paid will be determined the third (3rd) week of December and payable in January the following year.

5.             Benefits.

(a)           Employee shall be eligible to receive all benefits including, without limitation, medical insurance (covering Employee and his dependants), vacation and/or retirement plans, and such benefits shall be provided in accordance with the Company’s personnel policies in effect from time to time during the Employment Term.  The Company reserves the right to change any Company benefit plan without Employee’s consent at any time.

(b)           The Company shall also provide the following benefits to Employee:

(1)           Participation in a 401(k) plan, subject to its terms and conditions; and

(2)           Subject to Employee’s insurability at commercially reasonable rates, a life insurance policy on the Employee’s life in the amount of Three Hundred Seventy Thousand Dollars ($370,000).  The policy shall be issued by a company mutually acceptable to the Company and Employee.  The Company shall pay one hundred percent (100%) of Employee’s premium on the policy and Employee shall be the owner of such policy and shall designate the beneficiary of such policy.

(c)           Employee shall be entitled to four (4) weeks annual vacation leave, no less than six (6) paid holidays per year and such other benefits, including sick leave, as the Company shall from time to time make available to its senior executive employees.  Employee shall be subject to the Company’s personnel practices in effect from time to time, in accordance with the Company’s Employee Handbook.

(d)           The Company shall promptly reimburse Employee for all reasonable and authorized expenses incurred by Employee in the course of Employee’s employment under this Agreement, subject to such requirements with respect to substantiation and documentation as may be specified by the Company or the Internal Revenue Service.  The Company may establish general guidelines with respect to expenses chargeable to the Company.  Only expenses meeting the terms of such guidelines are subject to reimbursement unless the Company otherwise determines, at its discretion, on a case-by-case basis.

(e)           The Company shall reimburse Employee for his reasonable attorney’s fees incurred in connection with the negotiation of this Agreement.

6.             Termination.  Employee’s employment pursuant to this Agreement may be terminated upon the happening of any of the following events (each, a “Termination Event”):

(a)           The death of the Employee;

(b)           The Company’s delivery to Employee of written notice of immediate termination by the Company of the services of the Employee for Cause.  As used in this Agreement, “Cause” shall be defined to include any one or more than one of the following:

(1)           Material Breach of any term of this Agreement by the Employee.  As used in this Agreement, the term “Material Breach” shall be defined as any act, other than an act which falls within the scope of one or more of Sections 6(b)(2) through 6(b)(6) of this Agreement, which is a breach of a material term of this Agreement and is not corrected by Employee within thirty (30) days after written notice of such breach is provided to Employee by the Company’s Board of Directors and Employee is granted an opportunity to review such notice in person or telephonically with the Company’s Board of Directors;

(2)           Embezzlement or theft of money or property by Employee from the Company;

(3)           Employee’s conviction of a felony or serious misdemeanor or other crime involving moral turpitude during the Employment Term;

(4)           Material dishonesty or conduct by Employee which would constitute a breach of the duty of loyalty by a director of the Company (whether Employee is then serving or has ever served as a director of the Company);

(5)           Employee’s continued or repeated failure to perform in any material respect the duties assigned to the Employee; provided, however, the Company will notify Employee in writing specifically identifying Employee’s failure to perform not less than thirty (30) days prior to any proposed termination and give Employee a reasonable opportunity to correct such failure after Employee has been given an opportunity to review such failure in person or telephonically with the Company’s Board of Directors; or

(6)           Gross negligence, recklessness or willful misconduct of Employee directly related to the performance of Employee’s duties hereunder that causes, or could reasonably be expected to cause, material harm to the Company.

(c)           Thirty (30) days after the Company’s delivery to Employee of written notice of termination by the Company of the services of the Employee without Cause;

(d)           Thirty (30) days after the Company’s receipt from Employee of a written notice of resignation with Good Reason, which written notice must state in reasonable specificity the event giving rise to Good Reason.  As used in this Agreement, “Good Reason” shall be defined to include, without Employee’s consent, any one or more the following:

(1)           The Company’s Material Breach of any term of this Agreement.  As used in this Agreement, the term “Company’s Material Breach” shall be defined as any act, other than an act which falls within the scope of Section 6(d)(2) of this Agreement, which breaches a material term of this Agreement, causes or is likely to cause material harm to Employee and is not corrected by the Company within thirty (30) days after written notice of such breach is provided to the Company by Employee; or

(2)           Any reduction in Employee’s Base Salary, Employee’s target bonus percentage, other compensation, benefits (excluding any reduction in benefits proportionately applicable to all employees of the Company), title, duties or status as President and Chief Executive Officer of the Company, which is not corrected by the Company within ten (10) days after written notice of such breach is provided to the Company by Employee.

(e)           Thirty (30) days after the Company’s receipt from Employee of a written notice of resignation without Good Reason, which date may be accelerated by the Company by delivery of written notice to Employee stating the date upon which such termination of employment shall be effective (which acceleration of date shall in no event constitute a termination without Cause);

(f)            The expiration of the then-current Employment Term after the timely delivery by either party of a Notice of Non-Renewal pursuant to Section 2 hereof; and

(g)           The mutual written agreement of both Employee and the Company.

7.             Benefits and Duties Upon Termination.

(a)           Termination by Company for Cause.  Upon any termination of Employee’s employment hereunder for Cause, as defined above, Employee shall be entitled to no further compensation or benefits under this Agreement after the termination date, except (i) accrued but unpaid

Base Salary, earned bonus, or benefits; and (ii) amounts as may be required by law.

(b)           Termination by Company Without Cause, Pursuant to Delivery by the Company of a Notice of Non-Renewal, or by the Employee with Good Reason.  If Employee is terminated by the Company without Cause or pursuant to delivery by the Company of a Notice of Non-Renewal, or if Employee terminates his employment with the Company with Good Reason, the Company shall (i) pay Employee, in accordance with the Company’s regular periodic payroll practices in place immediately prior to such termination, an amount equal to Employee’s Base Salary for the period extending twelve (12) months from the date of Employee’s termination (the “Severance Term”), (ii) pay his annual earned bonus, in the month of January for the succeeding year, otherwise payable during the Severance Term, assuming for the purposes of determining such bonus, that any specified milestones have been achieved on a pro rata basis for the portion of the year that Employee is actually employed, such amount to be payable as if no such termination occurred, and (iii) continue to provide all benefits otherwise made available to Employee under this Agreement, including but not limited to, medical and life insurance coverage, in each case, for the Severance Term.  Upon Employee’s termination by the Company without Cause or pursuant to delivery by the Company of a Notice of Non-Renewal, or if Employee terminates his employment with the Company with Good Reason, all of Employee’s stock options that would have otherwise vested during the twelve (12) month period from the date of Employee’s termination (assuming no termination had occurred) shall vest immediately prior to such termination, subject to Section 7(e) below.

(c)           Voluntary Resignation Without Good Reason or Termination Pursuant to Delivery by Employee of a Notice of Non-Renewal.  If Employee resigns voluntarily without Good Reason or Employee’s employment terminates pursuant to Employee’s delivery of a Notice of Non-Renewal, Employee shall not be entitled to further compensation or benefits (except (i) accrued but unpaid Base Salary, earned bonus, or benefits, and (ii) amounts as required by law), beyond the earlier of (1) thirty (30) days from the date Employee gives the Company notice of his resignation or, in the case of a termination pursuant to Employee’s delivery of a Notice of Non-Renewal, the expiration of the then-current Employment Term, or (2) the effective date of Employee’s resignation; provided, however, that the Company may accelerate the effective date of any resignation by providing written notice to Employee of such accelerated effective date.  Such resignation or Notice of Non-Renewal, by itself, will not give rise to a cause of action by the Company against Employee, and such acceleration of the effective date of any resignation will not give rise to a cause of action by Employee against the Company.

(d)           Mutual Agreement.  Upon any termination of Employee’s employment hereunder through written mutual agreement, Employee shall be entitled to further compensation or benefits as mutually agreed upon in writing.

(e)           Effect Upon Stock Options.  Stock options which have not vested at the time or upon the occurrence of any such Termination Event shall be forfeited by the Employee upon the occurrence of the Termination Event.  Upon the occurrence of any Termination Event, vested stock options held by Employee shall remain subject to the terms and conditions of the plan under which they were granted and any option agreement evidencing such award, provided, however, that with respect to options having an exercise price per share greater than the fair market value of a share of stock underlying such options as of the date hereof (“Underwater Options”), notwithstanding the terms of the plan under which the Underwater Options were granted and any option agreement evidencing such award, Employee’s vested Underwater Options shall remain exercisable through the twelve (12) month anniversary of the date on which Employee’s employment with the Company was terminated.

8.             Restrictive Covenants.

(a)           For a period of two (2) years following any Termination Event (the “Non-Solicitation Period”), Employee shall not:

(1)           directly or indirectly induce or attempt to influence any employee of the Company or any of its subsidiaries or affiliates to terminate his or her employment with the Company or any such subsidiary or affiliate, as the case may be; or

(2)           contact, directly or indirectly, during the Non-Competition Period any person or entity who is or was a customer or principal vendor of the Company or any of its subsidiaries or affiliates for purposes of competing, or aiding another to compete, directly or indirectly, with the Company or any of its subsidiaries or affiliates, in any business conducted for development of pharmaceutical therapies for the Company, or formally proposed to be conducted by the Company, in which the Company is conducting clinical trials as of the date of Employee’s termination (the “Area of Non-Competition”).

(b)           For a period of one (1) year following any Termination event (the “Non-Competition Period”), Employee shall not engage in, whether as a principal, partner, director, officer, agent, employee, consultant or in any other capacity, or have any direct or indirect ownership interest in, any business which has as its primary focus the Area of Non-Competition or with any division or group of a business which has the Area of Non-Competition as its primary business focus; provided, however, that this covenant not to compete shall not preclude an Employee from owning, as a passive investor, up to five percent (5%) of the outstanding shares in a publicly traded company engaged in the activities specified in this Section 8(b).

(c)           The restrictions of this Section 8 shall apply in any geographical area in which the Company conducts operations as of the date of Employee’s termination.

(d)           If the covenants set forth in this Section 8 shall be held by any court of competent jurisdiction to be excessively broad in time or geographical area or both, then they shall not be void, but shall be effective and enforceable for such shorter period of time and as to such more limited geographical area as shall be found by such court to be valid and enforceable.

(e)           The Non-Solicitation Period and the Non-Competition Period, as applicable, set forth in this Section 8 shall be terminated immediately upon the occurrence of any one of the following events:

(1)           The complete liquidation (other than pursuant to bankruptcy proceedings) or dissolution of the Company or the cessation of operations of the Company for a period of one hundred twenty (120) consecutive days;

(2)           The failure of the Company to emerge from bankruptcy proceedings within one hundred twenty (120) days of the filing date of the bankruptcy petition; or

(3)           Thirty (30) days after the Company’s receipt from Employee of written notice of the Company’s failure to make any payment or provide any benefit to Employee required by this Agreement, provided such failure is not thereafter corrected by the Company within such thirty (30) day notice period.

9.             Trade Secrets and Confidential Information.

(a)           Definition.  “Confidential Information” includes all materials, technical data, information, reports, presentation materials, interpretations, forecasts, test results and other records to the extent they contain information which is not available to the general public in any way regarding or relating to the current, future or proposed business activities, products and services of the Company and its affiliates, as well as their respective customers and suppliers. The term “Confidential Information” shall specifically include, without limitation, all Innovations owned, licensed, used or held by the Company or any of its affiliates.  “Confidential Information” also shall include those portions of any opinions, judgments or recommendations which contain or would reveal the Confidential Information, whether formulated or prepared by the Company or Employee.

(b)           Exceptions.  The obligations regarding Confidential Information under this Agreement shall not apply to any information which:

(1)           is or becomes available to the general public without fault of Employee.

(2)           was previously known to Employee prior to disclosure to Employee, as evidenced by tangible records;

(3)           subsequently is rightfully obtained by the Employee from a third party who lawfully possessed the information and who had the right to make such disclosures; or

(4)           is required to be disclosed to the public directly or be accessed by a freedom of information request as a result of an order of a court of law or other governmental body.

(c)           Use and Obligations.  Confidential Information shall be used exclusively by the Employee to perform Employee’s duties and obligations to the Company, and shall not be disclosed or used for any other reason or purpose.  The Employee’s obligations under this Agreement apply to all Confidential Information, and Employee agrees to protect such information regardless of whether the information was disclosed in verbal, written, visual or other form.  Employee hereby agrees to give notice immediately to the Company of any unauthorized use or disclosure of Confidential Information.  Employee further agrees to assist the Company in remedying any such unauthorized use or disclosure of Confidential Information.

Confidential Information shall not become the property of the Employee, shall be kept confidential and shall be protected from disclosure by the Employee exercising at least the same degree of care as used to protect his own proprietary information; provided, however, that in no case shall the degree of care be less than a reasonable degree of care.  Furthermore, no right is granted to the Employee to make, use, or sell any invention or material described in the Confidential Information.  Employee agrees not to disclose any Confidential Information of the Company to any third parties except pursuant to the terms of a written confidentiality agreement between the Company and such third party.

(d)           Procedure for Required Disclosure.  In the event that Employee is requested or required to disclose to third parties any Confidential Information or any opinions, judgments or recommendations developed from the Confidential Information, the Employee will, prior to disclosing such Confidential Information, provide the Company with prompt notice of such request(s) or requirement(s) so that the Company may seek appropriate legal protection or waive compliance with the provisions of this Agreement.  If no legal protection or waiver is obtained and the Employee is, in the written opinion of his counsel, compelled by law to disclose certain Confidential Information, the Employee may disclose that Confidential Information.  The Employee will not oppose action by, and will cooperate with the Company to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(e)           Return of Confidential Information.  At the Company’s request, the Employee shall (a) promptly return all written Confidential Information and all other written material concerning or reflecting any information in the Confidential Information; and (b) not retain any copies, extracts or reproductions in whole or in part of such written material.

(f)            Survival of Provisions.  Employee recognizes and agrees that he is and shall continue to be bound by the provisions of this Section 9 upon expiration of the Employment Term or upon the occurrence of a Termination Event for a period of three (3) years.

10.           Intellectual Property.

(a)           Definitions.  As used in this Agreement, the term “Innovations” shall mean (i) processes, machines and compositions of matter; (ii) inventions and improvements (whether or not protectable under patent laws); (iii) techniques, ideas, concepts and programs; (iv) works of authorship and information fixed in any tangible medium (whether or not protectable under copyright laws); (v) mask works; (vi) trademarks, trade names, trade dress and trade secrets and know-how (whether or not protectable under trade secret laws); and (vii) all other subject matter protectable under patent, copyright, mask work, trademark, trade secret or other similar laws.  The term “Tranzyme Innovations” shall mean Innovations that Employee, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes in the course of or otherwise in connection with Employee’s employment with the Company.  The term “Tranzyme Innovations” shall also include, without limitation, any derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, or continuing patent applications relating to any Tranzyme Innovation.

(b)           Intellectual Property Rights.  Employee understands, acknowledges, and agrees that (i) all Tranzyme Innovations shall belong to the Company; and (ii) all Tranzyme Innovations which constitute works of authorship shall be works-made-for-hire as defined by and pursuant to the Copyright Act of 1976, as amended.  Employee shall promptly disclose to the Company in writing any and all Innovations, conceived, reduced to practice, created, derived, developed or made in the course of or otherwise in connection with Employee’s employment with the Company, whether alone or with others, and whether during regular working hours or through the use of facilities and properties of the Company or otherwise which relate to the business of the Company.  Employee agrees to make and maintain adequate and current records of all such Innovations, which shall be and remain the property of the Company.  Employee further agrees to use his best efforts to supply Tranzyme Innovations to the Company in whatever form the Company may require.  Employee hereby assigns and agrees to assign to the Company or such other party as the Company may designate all of Employee’s right, title, and interest (including but not limited to patent rights and copyrights) in and to any Tranzyme Innovations which are deemed not to be works-made-for-hire to the Company or such other party as the Company may designate, and at the Company’s request, Employee agrees to provide whatever assistance the Company (or such other party, as the case may be) may require to register, record, perfect, or otherwise secure the Company’s (or such other party’s, as the case may be) rights in such Tranzyme Innovations.  Employee hereby irrevocably appoints and designates the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in Employee’s behalf and instead of Employee, to execute such documents and to take such actions as the Company believes are necessary to accomplish and effectuate the foregoing assignment.

(c)           Termination Events.  Upon the occurrence of any Termination Event, Employee shall:

(1)           Deliver to the Company all designs, drawings, sketches, prototypes and other data and records relating to Tranzyme Innovations;

(2)           Relinquish all rights, title and interest in such Tranzyme Innovations to Company; and

(3)           Assign, execute and deliver all applications, assignments and any and all other documents necessary for the Company to apply for federal, state or foreign intellectual property protection on such Tranzyme Innovations.

(d)           Relinquishment of Rights to Royalties.  Employee understands, acknowledges, and agrees that by signing this Agreement he relinquishes any and all rights to royalties or any portion of gross revenues in connection with any Innovations, including Tranzyme Innovations, held or sold by the Company or its affiliates.

(e)           Relinquishment of Free Licenses.  Employee understands, acknowledges, and agrees that by signing this Agreement, he relinquishes any and all rights to have personally a free nonexclusive license in any Innovation, including Tranzyme Innovations, owned, licensed, used or held by the Company or its affiliates.

(f)            Exceptions.  Notwithstanding anything to the contrary in this Section 10, Employee shall in accordance with the provisions of Section 6-57.1 of the North Carolina General Statutes, be entitled to retain any Innovation not related to an Area of Non-Competition, which he authors or creates as part of any project on his own time, not during normal business hours, and not using Confidential Information or Company resources or personnel.

11.           Succession and Assignment.  This Agreement shall bind all parties, their respective heirs, executors, administrators, successors and assigns, but nothing contained herein shall be construed as an authorization or right of Employee to assign his rights or obligations hereunder.

12.           Waiver of Breach or Violation Not Continuing.  Waiver of a breach or violation of any provision of this Agreement shall not operate or be construed to be a waiver if any subsequent breach hereof.

13.           Notices.  The delivery of any statement or the giving of any notice provided for or required herein may be effected by (i) delivery by hand and the execution by the recipient of a written receipt, or (ii) by depositing with the United States Postal Service or in any one of its regular depositories the same to the recipient by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows: in the case of Employee, to Employee’s last known residence; or in the case of the Company, to its principal offices, or any subsequent address provided to Employee, to the attention of the Board of Directors, with copy to David E. Rubinsky, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019.

14.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to contracts to be executed, and entirely to be performed,  in such State, and in any event without giving effect to any choice or conflict of law provisions of such State.

15.           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

16.           Headings.  The headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

17.           Gender.  The use of the masculine gender shall include the feminine gender and the singular, the plural and vice versa.

18.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof, including, without limitation, the Prior Agreement.  This Agreement may not be changed except by an agreement, in writing, executed by the Company’s Chairman of its Board of Directors and the Employee.

19.           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If any term or provision of this Agreement is judicially determined to be invalid or unenforceable, then the parties agree that such provision shall automatically be modified to be enforceable to the fullest extent permitted by then applicable law.

20.           Indemnification.  In addition to the indemnification provisions applicable to Employee under the Company’s articles of incorporation and bylaws, the Company hereby agrees to indemnify, hold harmless and defend Employee, to the maximum extent allowable under North Carolina law, from and against any and all claims, liabilities, losses, costs, expenses, causes of action and damages (including, without limitation, attorney fees and court costs) arising out of or related in any manner to his employment. The Company shall use reasonable efforts to obtain and maintain during the Employment Term, Directors and Officers liability insurance, in amounts and with deductibles customary for a comparably situated company and shall extend such coverage to include the Employee, during the Employment Term and for not less than six (6) years thereafter, for any matters relating to his employment with the Company.

22.           Directorship.  The Company agrees to take such steps as may be required to cause the election or appointment of Employee as a member of the Company’s Board of Directors.

23.           Taxes.  The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has hereunto set Employee’s hand, effective as of the date first above written.

EMPLOYEE

/s/ Vipin K. Garg
Vipin K. Garg

TRANZYME, INC.

By:	/s/ Davd. J. Drutz
Name:	David. J. Drutz
Title:	Chairman

FIRST AMENDMENT TO AMENDED AND RESTATED

AGREEMENT OF EMPLOYMENT

This First Amendment to Amended and Restated Agreement of Employment (this “Amendment”) is entered into as of July 16, 2008 by and between Tranzyme, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”) and Vipin K. Garg (the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee are parties to that certain Amended and Restated Agreement of Employment dated as of February 20, 2007 (the “Original Agreement”); and

WHEREAS, the Company and the Employee desire to amend certain terms of the Original Agreement, as set forth below, in order to facilitate compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the foregoing and the provisions and mutual promises herein contained and other good and valuable consideration, the parties hereby agree as follows:

1.             All capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Original Agreement.

2.             Section 5(e) of the Original Agreement is hereby amended by adding the following additional sentence at the end of such Section, as follows:

“Such reimbursement shall be made no later than December 31, 2007.”

3.             Section 6(d) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(d)         Sixty (60) days after the Company’s receipt from Employee of a written notice of resignation for Good Reason, which written notice must: (i) state in reasonable specificity the event giving rise to Good Reason, (ii) be delivered to the Company within ninety (90) days of the date the event giving rise to Good Reason initially occurs, and (iii) provide the Company with thirty (30) days to correct or cure the event constituting Good Reason hereunder.  As used in this Agreement, “Good Reason” shall be defined to include the occurrence, without Employee’s consent, of any one or more of the following:

(1)           The Company’s Material Breach of any term of this Agreement.  As used in this Agreement, the term “Company’s Material Breach” shall be defined as any act, other than an act which falls within the scope of Section 6(d)(2) of this Agreement, which breaches a material term of this Agreement, causes or is likely to cause material harm to Employee and is not corrected by the Company within the cure period provided for above; or

(2)           Any material reduction in Employee’s base compensation (excluding any reduction in benefits proportionately applicable to all employees of the Company), or any material diminution in Employee’s title, duties or responsibility as President and Chief Executive Officer of the Company which is not corrected by the Company within the cure period provided for above.”

4.             Section 7(b) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(b)         Termination by Company Without Cause, Pursuant to Delivery by the Company of a Notice of Non-Renewal, or by the Employee with Good Reason.  If Employee is terminated: (i) by the Company without Cause; or (ii) pursuant to a delivery by the Company of a Notice of Non-Renewal after Employee has indicated that he is willing and able to execute a new agreement on substantially similar terms and conditions to this Agreement, or Employee terminates his employment with the Company for Good Reason (each a “Severance Event”), the Company shall: (i) pay Employee, in accordance with the Company’s regular periodic payroll practices in place immediately prior to such termination, an amount equal to Employee’s Base Salary for the period ending twelve (12) months from the date of Employee’s termination (the “Severance Term”); (ii) pay his annual earned bonus, in the month of January for the succeeding year, which would otherwise have been payable for the year in which Employee’s employment terminated, assuming for the purpose of determining such bonus, that any specified milestones have been achieved on a pro rata basis for the portion of the year that Employee is actually employed, such amount to be payable as if no such termination had occurred; and (iii) continue to provide (x) all non-taxable benefits otherwise made available to Employee under this Agreement, including but not limited to non-taxable medical and life insurance coverage, and (y) all taxable benefits otherwise made available to Employee under this Agreement, including but not limited to taxable life insurance coverage, up to the then-current dollar limitation under Treasury Regulation Section 1.409A-1(b)(9)(v)(D), in each case for the Severance Term, with payment of such benefits to be made in any event no later than the end of the calendar year immediately following the calendar year in which Employee’s employment terminated.  Upon termination of Employee’s employment as the result of a Severance Event, all of Employee’s stock options that would otherwise have vested during the twelve (12) month period from the date of such termination (assuming no termination had occurred) shall vest immediately prior to such termination, subject to Section 7(e) below.

2

5.             Except as herein amended, the terms and provisions of the Original Agreement shall remain in full force and effect as originally executed.  If any provisions of the Original Agreement are materially different from or inconsistent with any of the provisions of this Amendment, the provisions of this Amendment shall control, and the provisions of the Original Agreement shall, to the extent of such difference or inconsistency, be deemed to be amended and modified.

6.             This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without reference to the choice of laws provisions of such laws.

7.             This Amendment may be executed in any number of counterparts, each of which shall constitute one agreement binding on all parties hereto.

8.             This Amendment and the Original Agreement, as amended and modified by this Amendment, shall constitute and be construed as a single agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment to Amended and Restated Agreement of Employment as of the day and year first above written.

COMPANY:

Tranzyme, Inc.

By:	/s/ David J. Drutz
Name:	David. J. Drutz
Title:	Chairman

EMPLOYEE:

/s/ Vipin K. Garg
Vipin K. Garg

3

SECOND AMENDMENT TO

AMENDED AND RESTATED AGREEMENT OF EMPLOYMENT

This Second Amendment to Amended and Restated Agreement of Employment (the “Amendment”) is entered into as of March 8, 2011 by and between Tranzyme, Inc., a Delaware corporation (the “Company”) and Vipin K. Garg (the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee are parties to that certain Amended and Restated Employment Agreement dated as of February 20, 2007, as further amended (the “Employment Agreement”);

WHEREAS, the Company and the Employee are also parties to that certain Change in Control Agreement dated as of June 13, 2008; and

WHEREAS, the Company and the Employee desire to amend and clarify certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the provisions and mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

1.             All capitalized terms that are not defined herein shall have the meanings ascribed such terms in the Employment Agreement.

2.             Section 7(b) of the Employment Agreement is hereby amended to add the following to the end thereof:

“Notwithstanding the foregoing, the Company may in its sole discretion provide monthly cash payments to the Employee, in lieu of providing monthly health benefits in kind to the Employee, in an amount equal to the Employee’s monthly cost of coverage with respect to such health benefits immediately prior to the Termination Event.”

3.             Section 7(e) of the Employment Agreement is hereby amended to delete the phrase “as of the date hereof” in the ninth line thereof (immediately preceding the defined term “Underwater Options”) with the phrase “as of the date of the Termination Event.”

4.             Section 18 of the Employment Agreement is amended to add the following to the end thereof:

“The parties acknowledge that the Company and the Employee are also parties to a Change in Control Agreement dated as of June 13, 2008 (the “CinC Agreement”).  If the

Employee’s employment is terminated in immediate anticipation of, concurrently with, or within twelve months following a Change in Control (as defined in the CinC Agreement) in a manner that makes the Employee eligible for payments and benefits pursuant to Paragraph 2 of the CinC Agreement, then the Employee shall solely be eligible for such benefits pursuant to Paragraph 2 of the CinC Agreement and shall not be eligible for payments and benefits under Section 7 of this Agreement.”

5.             The Employment Agreement is amended to add a new Section 24 immediately following Section 23 thereof as follows:

“24.         Section 409A of the Code.

(a)           Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule

(b)          All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)           To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).”

6.             Except as herein amended, the terms and provisions of the Employment Agreement shall remain in full force and effect.

7.             This Amendment may be executed in any number of counterparts, each of which shall constitute one agreement binding on all parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

COMPANY

Tranzyme, Inc.

By:	/s/ Richard I. Eisenstadt
Name:	Richard I. Eisenstadt
Title:	Vice President, Finance and Chief Financial Officer

EMPLOYEE

/s/ Vipin K.Garg
Vipin K. Garg